Exhibit 10.2
CONTRACT FOR LEASE, SALE AND PURCHASE OF YACHT

This contract for sale and purchase, hereinafter referred to as "Contract" or "Agreement", is executed this 19th day of August, 2002, by and between Mark B Reynolds and Julia I Reynolds, hereinafter referred to as "Seller-Lessor", and Southwest Charters, Inc., hereinafter referred to as "Buyer".

WITNESSETH:

WHEREAS, Seller-Lessor is the owner of Seller-Lessor's property, situated and located in San Diego County, State of California, more particularly described in Exhibit "A" attached hereto and made a part hereof, hereinafter referred to as the "Property"; and WHEREAS, Buyer desires to purchase Seller-Lessor's property and Seller-Lessor desires to sell said property to Buyer;

NOW, THEREFORE, for and in consideration of the mutual covenants and promises hereinafter contained, the Seller-Lessor agrees to sell and the Buyer agrees to buy the "Property" upon the following terms and conditions.

1. PURCHASE PRICE AND METHOD OF PAYMENT. Buyer shall pay and Seller-Lessor shall accept the purchase price for the property in the manner of payment therefor set forth in Exhibit "B" attached hereto and made a part hereof.

1a. LEASE PAYMENT. Until such time as the purchase price has been paid in full, Buyer shall be entitled to lease the property in exchange for the transfer of 1,666,667 shares of common stock of the Buyer previous issued to Kennan E. Kaeder.

2. CLOSING. The closing of the transactions contemplated by this agreement, hereinafter referred to as "The Closing", shall be held at the office of Buyer, or at such other place, date and time as the parties hereto may otherwise agree (such date to be referred to in this agreement as the "Closing Date").

3. REPRESENTATIONS AND WARRANTIES OF SELLER-LESSOR. Seller-Lessor represents and warrants to Buyer the correctness, truthfulness and accuracy of the matters shown on Exhibit "C" attached hereto, all of which shall survive closing. In addition, Seller-Lessor represents and warrants to Buyer that the documents enumerated in Exhibit "D" attached hereto and made a part hereof, are true, authentic and correct copies of the original, or, if appropriate, the originals themselves, and no alterations or modifications thereof have been made.

4. REPRESENTATIONS AND WARRANTIES. Buyer and Seller-Lessor hereby represent and warrant the following:

a. Brokers. There has been no act or omission by Buyer or Seller-Lessor which would give rise to any valid claim against any of the parties hereto for a brokerage commission, finder's fee, or other like payment in connection with the transactions contemplated hereby.

5. TRANSACTIONS PRIOR TO CLOSING. Seller-Lessor hereby covenants the following:

a. Conduct of Seller-Lessor's Business Until Closing. Except as Buyer may otherwise consent in writing prior to the Closing Date, Seller-Lessor will not enter into any transaction, take any action or fail to take any action which would result in, or could reasonably be expected to result in or cause any of the representations and warranties of Seller-Lessor contained in this Agreement to be void, invalid or false on the Closing Date.

b. Transfers. Seller-Lessor shall deliver to Buyer prior to the Closing Date, such transfers as Buyer shall indicate, each such transfer to be effective on the Closing Date.

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c. Satisfactions. Seller-Lessor shall deliver to Buyer on the Closing Date a satisfaction of any encumbrance or lien on the property satisfactory in form and substance to the Buyer indicating that the then outstanding unpaid principal balance of any promissory note secured thereby has been paid in full prior to or simultaneously with the closing.

d. Advice of Changes. Between the date hereof and the Closing Date, Seller-Lessor will promptly advise Buyer in writing of any fact which, if existing or known at the date hereof, would have been required to be set forth herein or disclosed pursuant to this Agreement.

e. Documents. Seller-Lessor shall deliver to Buyer at closing such documents which are, in Buyer's sole discretion, necessary to fully satisfy the objectives of this Agreement in content and form reasonably intended to do so.

6. EXPENSES. Each of the parties hereto shall pay its own expenses in connection with this Agreement and the transactions contemplated hereby, including the fees and expenses of its counsel and its certified public accountants.

7. GENERAL.

a. Survival of Representations and Warranties. Each of the parties to this Agreement covenants and agrees that their respective representations, warranties, covenants, statements, and agreements contained in this Agreement shall survive the Closing Date and terminate on the second anniversary of such date. Except as set forth in this Agreement, the exhibits hereto or in the documents and papers delivered by Seller-Lessor to Buyer in connection herewith, there are no other agreements, representations, warranties, or covenants by or among the parties hereto with respect to the subject matter hereof.

b. Waivers. No action taken pursuant to this Agreement, including any investigation by or on behalf of any party shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein or therein and in any documents delivered in connection herewith or therewith. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

c. Notices. All notices, requests, demands and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered or mailed, first class mail, postage prepaid, To Seller-Lessor:

3160 Meadow Grove
San Diego, Ca 92110

To Buyer:
3862 Riviera Drive
#401
San Diego, Ca 92109

or to such other address as such party shall have specified by notice in writing to the other party.

d. Sections and Other Headings. The section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretations of this Agreement.

e. Governing Law. This agreement, and all transactions contemplated hereby,


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shall be governed by, construed and enforced in accordance with the laws of the
State of California. The parties herein waive trial by jury and agree to submit to the personal jurisdiction and venue of a court of subject matter jurisdiction located in San Diego County, State of California. In the event that litigation results from or arises out of this Agreement or the performance thereof, the parties agree to reimburse the prevailing party's reasonable attorney's fees, court costs, and all other expenses, whether or not taxable by the court as costs, in addition to any other relief to which the prevailing party may be entitled. In such event, no action shall be entertained by said court or any court of competent jurisdiction if filed more than one year subsequent to the date the cause(s) of action actually accrued regardless of whether damages were otherwise as of said time calculable.

f. Conditions Precedent. The Conditions Precedent to the enforceability of this Agreement are outlined more fully in Exhibit "E", attached hereto and made a part hereof. In the event that said Conditions Precedent are not fulfilled by the appropriate dates thereof, then this Agreement shall be deemed null and void and any deposits paid at said time shall be returned to the Buyer forthwith.

g. Captions. The Captions of this contract are for convenience and reference only and in no way define, describe, extend, or limit the scope or intent of this contract, or the intent of any provisions hereof.

h. Typewritten or Handwritten Provisions. Hand-written provisions inserted in this contract and typewritten provisions initialed by both parties shall control over the typewritten provisions in conflict therewith.

i. Time of the Essence. Time and timely performance are of the essence of this contract and of the covenants and provisions hereunder.

j. Successors and Assigns. Rights and obligations created by this contract shall be binding upon and inure to the benefit of the parties hereto, their successors and assigns. Whenever used, the singular number shall include the plural, the plural the singular, and the use of any gender shall include all genders.

k. Contractual Procedures. Unless specifically disallowed by law, should litigation arise hereunder, service of process therefore may be obtained through certified mail, return receipt requested; the parties hereto waiving any and all rights they may have to object to the method by which service was perfected.

l. Extraordinary Remedies. To the extent cognizable at law, the parties hereto, in the event of breach and in addition to any and all other remedies available thereto, may obtain injunctive relief, regardless of whether the injured party can demonstrate that no adequate remedy exists at law.

8. AMENDMENTS OR ADDENDA. All amendments, addenda, modifications, or changes to this contract are shown on Exhibit "F", attached hereto and made a part hereof.

9. INITIALS AND EXHIBITS. This contract shall not be valid and enforceable unless it is properly executed by Buyer and Seller-Lessor and their initials affixed to each page of the exhibits attached hereto and made a part hereof.

IN WITNESS WHEREOF, this Agreement has been executed by each of the individual parties hereto and signed by an officer thereunto duly authorized and attested under the corporate seal of the Secretary of the Corporate party hereto, if any, all on the date and year first above written.

Signed, sealed and delivered in the presence of:

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SELLER-LESSOR:

/s/ Mark B. Reynolds
Mark B. Reynolds

/s/ Julia I Reynolds
Julia I Reynolds

BUYER
(CORPORATE SEAL) (CORPORATE NAME)

BY:

/s/ Kennan E. Kaeder
Kennan E. Kaeder



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EXHIBIT "A"
PROPERTY DESCRIPTION

All interests associated with or relating to that certain vessel named "U Baby", hull identification number HUN34449F001 located at Marina Cortez in San Diego, California, including, but not limited to improvements, inventory, fixtures, and any and all other items normally considered and commonly referred to as part of the vessel.

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EXHIBIT "B"

AMOUNT AND PAYMENT OF PURCHASE PRICE

a. CONSIDERATION As total consideration for the purchase and sale of the property, the Buyer shall assume all payments owed by the Seller-Lessor for the vessel, such total consideration to be referred to in this Agreement as the "Purchase Price".

b. PAYMENT. The Purchase Price shall be paid as it comes due and owing to Seller-Lessors.

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EXHIBIT "C"
REPRESENTATIONS AND WARRANTIES OF SELLER-LESSOR


a. Authority Relative to this Agreement. Except as otherwise stated herein, the Seller-Lessor has full power and authority to execute this Agreement and carry out the transactions contemplated by it and no further action is necessary by the Seller-Lessor to make this Agreement valid and binding upon Seller-Lessor and enforceable against it in accordance with the terms hereof, or to carry out the actions contemplated hereby. The execution, delivery and performance of this Agreement by the Seller-Lessor will not (i) constitute a breach or a violation of the Corporation's Certificate of Incorporation, By-Laws, or of any law, agreement, indenture, deed of trust, mortgage, loan agreement or other instrument to which it is a party, or by which it is bound; (ii) constitute a violation of any order, judgment or decree to which it is a party or by which its assets or properties is bound or affected; or (iii) result in the creation of any lien, charge or encumbrance upon its assets or properties, except as stated herein.

b. Tax Matters. The Seller-Lessor has timely prepared and filed all federal, state and local tax returns and reports as are and have been required to be filed and all taxes shown thereon to be due have been paid in full, including but not limited to, sales tax, withholding tax and all other taxes of every nature.

c. Properties. The Seller-Lessor has good and merchantable title to all of its properties and assets which are those properties and assets as set out in Exhibit "A" annexed hereto and made a part hereof. At Closing, such properties and assets will be subject to no mortgage, pledge, lien, conditional sales agreement, security agreement, encumbrance or charge, secured or unsecured, except for those taxes which shall be pro-rated as of the date of Closing. Seller-Lessor has or will pay all debts incurred by it up to the date of occupancy by Buyer including all employee compensation and utilities.

d. Compliance with Applicable Laws. None of the Seller-Lessor's actions in transferring good and merchantable title to those assets and properties set out in Exhibit "A" are prohibited by or have violated or will violate any law in effect on the date of this Agreement or on the date of closing.

e. Documents for Review. The Seller-Lessor's documents enumerated in Exhibit "D" are true, authentic, and correct copies of the originals, or, as appropriate, the originals themselves, and no alterations and modifications thereof have been made.

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EXHIBIT "D"
DOCUMENTS FOR REVIEW

i.    Certificate of Documentation
ii.   First Preferred Ship Mortgage Agreement
iii.  Bill of Sale
iv.   First New England Financial Loan Closing Statement
v.    Cover Letter for payment of sales tax

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